Exhibit 1.1

EXECUTION VERSION

TYSON FOODS, INC.

(a Delaware corporation)

Class A Common Stock, Par Value $0.10

UNDERWRITING AGREEMENT

Dated: July 30, 2014

TYSON FOODS, INC.

(a Delaware corporation)

23,810,000 Shares

Class A Common Stock, Par Value $0.10

UNDERWRITING AGREEMENT

July 30, 2014

MORGAN STANLEY & CO. LLC

1585 Broadway

New York, New York 10036

J.P. MORGAN SECURITIES LLC

383 Madison Avenue

New York, New York 10179

As Representatives of the several Underwriters

Ladies and Gentlemen:

Tyson Foods, Inc., a Delaware corporation (the “Company”), confirms its agreement (this “Agreement”) with Morgan Stanley & Co. LLC (“Morgan Stanley”) and J.P. Morgan Securities LLC (“J.P. Morgan”) and each of the other Underwriters named in Schedule A hereto (collectively, the “Underwriters,” which term shall also include any underwriter substituted as hereinafter provided in Section 10 hereof), for whom Morgan Stanley and J.P. Morgan are acting as representatives (in such capacity, the “Representatives”), with respect to the issue and sale by the Company and the purchase by the Underwriters, acting severally and not jointly, of an aggregate of 23,810,000 shares (the “Firm Shares”) of the Company’s Class A Common Stock, par value $0.10 per share (the “Common Stock”). The Company also proposes to issue and sell to the Underwriters not more than an additional 3,571,500 shares of its Class A Common Stock, par value $0.10 per share (the “Additional Shares”) if and to the extent that you, as Representatives of the offering, shall have determined to purchase such shares of Common Stock granted to the Underwriters in Section 2 hereof. The Firm Shares and the Additional Shares are hereinafter collectively referred to as the “Securities.”

The Company understands that the Underwriters propose to make a public offering of the Securities as soon as the Representatives deem advisable after this Agreement has been executed and delivered.

Pursuant to an Agreement and Plan of Merger, dated July 1, 2014 (the “Merger Agreement”), by and among the Company, The Hillshire Brands Company, a Maryland corporation (“Hillshire”) and HMB Holdings, Inc., a Maryland corporation and a direct, wholly owned subsidiary of the Company (“HMB”), and subject to the conditions contained therein, HMB will merge with and into Hillshire (the “Merger”), with Hillshire continuing as the surviving entity and as a wholly owned subsidiary of the Company.

Concurrently with this offering of Class A common stock, the Company is offering 30,000,000 of our tangible equity units pursuant to a separate prospectus supplement. The completion of this offering is not contingent on the completion of the offering of the tangible equity units, and the tangible equity units offering is not contingent on the completion of this Common Stock offering. Neither this offering nor the tangible equity units offering is contingent on the consummation of the acquisition of the Merger or any additional debt financing.

The Company has filed with the Securities and Exchange Commission (the “Commission”) an automatic shelf registration statement on Form S-3 (No. 333-197661), including the related preliminary prospectus or prospectuses, which registration statement became effective upon filing under Rule 462(e) of the rules and regulations of the Commission (the “1933 Act Regulations”) under the Securities Act of 1933, as amended (the “1933 Act”). Such registration statement covers the registration of the Securities under the 1933 Act. Promptly after execution and delivery of this Agreement, the Company will prepare and file a prospectus in accordance with the provisions of Rule 430B (“Rule 430B”) of the 1933 Act Regulations and paragraph (b) of Rule 424 (“Rule 424(b)”) of the 1933 Act Regulations. Any information included in such prospectus that was omitted from such registration statement at the time it became effective but that is deemed to be part of and included in such registration statement pursuant to Rule 430B is referred to as “Rule 430B Information.” Each prospectus used in connection with the offering of the Securities that omitted Rule 430B Information is herein called a “preliminary prospectus.” Such registration statement, at any given time, including any amendments thereto to such time, the exhibits and any schedules thereto at such time, the documents incorporated by reference therein pursuant to Item 12 of Form S-3 under the 1933 Act at such time and the documents otherwise deemed to be a part thereof or included therein by 1933 Act Regulations, is herein called the “Registration Statement.” The final prospectus in the form first furnished to the Underwriters for use in connection with the offering of the Securities, including the documents incorporated by reference therein pursuant to Item 12 of Form S-3 under the 1933 Act at the time of the execution of this Agreement and any preliminary prospectuses that form a part thereof, is herein called the “Prospectus.” For purposes of this Agreement, all references to the Registration Statement, any preliminary prospectus, the Prospectus or any amendment or supplement to any of the foregoing shall be deemed to include the copy filed with the Commission pursuant to its Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”).

All references in this Agreement to financial statements and schedules and other information which is “contained,” “included” or “stated” in the Registration Statement, any preliminary prospectus or the Prospectus (or other references of like import) shall be deemed to mean and include all such financial statements and schedules and other information which is incorporated by reference in or otherwise deemed by 1933 Act Regulations to be a part of or included in the Registration Statement, any preliminary prospectus or the Prospectus, as the case may be; and all references in this Agreement to amendments or supplements to the Registration Statement, any preliminary prospectus or the Prospectus shall be deemed to mean and include the filing of any document under the Securities Exchange Act of 1934 (the “1934 Act”) which is incorporated by reference in or otherwise deemed by 1933 Act Regulations to be a part of or included in the Registration Statement, such preliminary prospectus or the Prospectus, as the case may be.

SECTION 1. Representations and Warranties.

(a) Representations and Warranties by the Company. The Company represents and warrants to each Underwriter as of the date hereof, the Applicable Time referred to in Section 1(a)(ii) hereof and as of the Closing Time referred to in Section 2(c) hereof, and agrees with each Underwriter, as follows:

(i) Status as a Well-Known Seasoned Issuer. (A) At the time of filing the Registration Statement, (B) at the time of the most recent amendment thereto for the purposes of complying with Section 10(a)(3) of the 1933 Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Section 13 or 15(d) of the 1934 Act or form of prospectus), (C) at the time the Company or any person acting on its behalf (within the meaning, for this clause only, of Rule 163(c) of the 1933 Act Regulations) made any offer relating to the Securities in reliance on the exemption of Rule 163 of the 1933 Act Regulations and (D) at the date hereof, the Company was and is a “well-known seasoned issuer” as defined in Rule 405 of the 1933 Act Regulations (“Rule 405”), including not having been and not being an “ineligible issuer” as defined in Rule 405. The Registration Statement is an “automatic shelf registration statement,” as defined in Rule 405, and the Securities, since their registration on the Registration Statement, have been and remain eligible for registration by the Company on a Rule 405 “automatic shelf registration statement”. The Company has not received from the Commission any notice pursuant to Rule 401(g)(2) of the 1933 Act Regulations objecting to the use of the automatic shelf registration statement form.

At the time of filing the Registration Statement, at the earliest time thereafter that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2) of the 1933 Act Regulations) of the Securities and at the date hereof, the Company was not and is not an “ineligible issuer,” as defined in Rule 405.

(ii) Registration Statement, Prospectus and Disclosure at Time of Sale. The Registration Statement became effective upon filing under Rule 462(e) of the 1933 Act Regulations (“Rule 462(e)”), and, if filed, any post-effective amendments thereto have also become effective upon filing under Rule 462(e). No stop order suspending the effectiveness of the Registration Statement has been issued under the 1933 Act and no proceedings for that purpose have been instituted or are pending or, to the knowledge of the Company, are threatened by the Commission, and any request on the part of the Commission for additional information has been complied with.

Any offer that is a written communication relating to the Securities made prior to the filing of the Registration Statement by the Company or any person acting on its behalf (within the meaning, for this paragraph only, of Rule 163(c) of the 1933 Act Regulations) has been filed with the Commission in accordance with the exemption provided by Rule 163 of the 1933 Act Regulations (“Rule 163”) and otherwise complied with the requirements of Rule 163, including without limitation the legending requirement, to qualify such offer for the exemption from Section 5(c) of the 1933 Act provided by Rule 163.

At the respective times the Registration Statement and each amendment thereto became effective, at each deemed effective date with respect to the Underwriters pursuant to Rule 430B(f)(2) of the 1933 Act Regulations and at the Closing Time, the Registration Statement complied and will comply in all material respects with the requirements of the 1933 Act and the 1933 Act Regulations, and did not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

Neither the Prospectus nor any amendments or supplements thereto, at the time the Prospectus or any such amendment or supplement was issued and at the Closing Time, included or will include an untrue statement of a material fact or omitted or will omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Each preliminary prospectus (including the prospectus or prospectuses filed as part of the Registration Statement or any amendment thereto) complied when so filed in all material respects with the 1933 Act Regulations and each preliminary prospectus and the Prospectus delivered to the Underwriters for use in connection with this offering was identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T and except for filing fees information.

As of the Applicable Time (as defined below), neither (x) the Issuer General Use Free Writing Prospectus(es) (as defined below) issued at or prior to the Applicable Time (as defined below), the Statutory Prospectus (as defined below), the Final Term Sheet (as defined in Section 3(b)), all considered together (collectively, the “General Disclosure Package”), nor (y) any individual Issuer Limited Use Free Writing Prospectus, when considered together with the General Disclosure Package, included any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

As used in this subsection and elsewhere in this Agreement:

“Applicable Time” means 9:15 P.M. (Eastern time) on July 28, 2014 or such other time as agreed by the Company and the Representatives.

“Issuer Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433 of the 1933 Act Regulations (“Rule 433”), relating to the Securities that (i) is required to be filed with the Commission by the Company, including the Final Term Sheet, (ii) is a “road show that is a written communication” within the meaning of Rule 433(d)(8)(i), whether or not required to be filed with the Commission or (iii) is exempt from filing pursuant to Rule 433(d)(5)(i) because it contains a description of the Securities or of the offering that does not reflect the final terms, in each case in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Company’s records pursuant to Rule 433(g).

“Issuer General Use Free Writing Prospectus” means any Issuer Free Writing Prospectus that is intended for general distribution to prospective investors, as evidenced by its being specified in Schedule C hereto.

“Issuer Limited Use Free Writing Prospectus” means any Issuer Free Writing Prospectus that is not an Issuer General Use Free Writing Prospectus.

“Statutory Prospectus” as of any time means the prospectus relating to the Securities that is included in the Registration Statement immediately prior to that time, including any document incorporated by reference therein and any preliminary or other prospectus deemed to be a part thereof.

Each Issuer Free Writing Prospectus, as of its issue date and at all subsequent times through the completion of the public offer and sale of the Securities or until any earlier date that the issuer notified or notifies the Representatives as described in Section 3(e), did not, does not and will not include any information that conflicted, conflicts or will conflict with the information contained in the Registration Statement or the Prospectus, including any document incorporated by reference therein and any preliminary or other prospectus deemed to be a part thereof that has not been superseded or modified.

The representations and warranties in this subsection shall not apply to statements in or omissions from the Registration Statement, the Prospectus or any Issuer Free Writing Prospectus made in reliance upon and in conformity with written information furnished to the Company by or on behalf of any Underwriter through the Representatives expressly for use therein.

(iii) Incorporated Documents. The documents incorporated or deemed to be incorporated by reference in the Registration Statement and the Prospectus, at the time they were or hereafter are filed with the Commission, complied and will comply in all material respects with the requirements of the 1933 Act and the 1933 Act Regulations or the 1934 Act and the rules and regulations of the Commission thereunder (the “1934 Act Regulations”), as applicable, and, when read together with the other information in the Prospectus, (a) at the time the Registration Statement became effective, (b) at the earlier of the time the Prospectus was first used and the Applicable Time and (c) at the Closing Time, did not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein, in light of the circumstances under which they were made, or necessary to make the statements therein not misleading.

(iv) Company’s Independent Registered Public Accounting Firm. PricewaterhouseCoopers LLP, which has certified certain financial statements of the Company and its subsidiaries, is an independent registered public accounting firm as required by the 1933 Act.

(v) Hillshire’s Independent Registered Public Accounting Firms. PricewaterhouseCoopers LLP, at the time it certified certain financial statements of Hillshire and its subsidiaries, was an independent registered public accounting firm as required by the 1933 Act, and Deloitte & Touche LLP, which has certified certain financial statements of Hillshire and its subsidiaries, is an independent registered public accounting firm as required by the 1933 Act.

(vi) Company Financial Statements. The financial statements of the Company and its consolidated subsidiaries, and the related notes thereto, included in the Registration Statement, the General Disclosure Package and the Prospectus, present fairly, in all material respects, the consolidated financial position of the Company and its consolidated subsidiaries as of the dates indicated and the results of their operations and the changes in their consolidated cash flows for the periods specified; said financial statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis, except as described in the notes to such financial statements, and the supporting schedules included or incorporated by reference in such Registration Statement, the General Disclosure Package and the Prospectus present fairly the information required to be stated therein.

(vii) Hillshire Financial Statements. To the knowledge of the Company, the financial statements of Hillshire and its consolidated subsidiaries, and the related notes thereto, included in the Registration Statement, the General Disclosure Package and the Prospectus, present fairly, in all material respects, the consolidated financial position of Hillshire and its consolidated subsidiaries as of the dates indicated and the results of their operations and the changes in their consolidated cash flows for the periods specified; said financial statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis, except as described in the notes to such financial statements, and the supporting schedules included or incorporated by reference in such Registration Statement, the General Disclosure Package and the Prospectus present fairly the information required to be stated therein.

(viii) Pro Forma Financial Statements. The pro forma consolidated financial statements of the Company and its subsidiaries and the related notes thereto set forth in the Registration Statement, the General Disclosure Package and the Prospectus present fairly the information contained therein, have been prepared in accordance with Article 11 of Regulation S-X with respect to pro forma financial statements and have been properly presented on the bases described therein, and the assumptions used in the preparation thereof are reasonable and the adjustments used therein are appropriate to give effect to the transactions and circumstances referred to therein.

(ix) Forward-Looking and Supporting Information. Each of the statements (including the assumptions described therein) included in the Registration Statement and the General Disclosure Package and to be made in the Prospectus (and any supplements thereto) within the coverage of Rule 175(b) under the Securities Act, including (but not limited to) the statements contained under the caption “Fiscal 2014 Outlook” in the Company’s Annual Report on Form 10-K for the fiscal year ended September 28, 2013 and the Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended December 28, 2013 and March 29, 2014, each of which is incorporated by reference in the Registration Statement and the Prospectus, was made with a reasonable basis and in good faith.

(x) No Material Adverse Change in Company Business. Since the respective dates as of which information is given in the Registration Statement, the General Disclosure Package or the Prospectus, except as otherwise stated therein, there has not been any material adverse change, or any development known by the Company (after diligent inquiry) that would reasonably be expected to result in a material adverse change in or affecting the business, financial position, stockholders’ equity or results of operations of the Company and its subsidiaries, taken as a whole (any such change being referred to hereafter as a “Material Adverse Change”), otherwise than as set forth, incorporated by reference or contemplated in the General Disclosure Package or the Prospectus; and except as set forth, incorporated by reference or contemplated in the Prospectus neither the Company nor any of its subsidiaries has entered into any transaction or agreement (whether or not in the ordinary course of business) material to the Company and its subsidiaries taken as a whole.

(xi) No Material Adverse Change in Hillshire Business. To the knowledge of the Company, since the respective dates as of which information is given in the Registration Statement, the General Disclosure Package or the Prospectus, except as otherwise stated therein, there has not been any material adverse change, or any development known by the Company (after diligent inquiry) that would reasonably be expected to result in a material adverse change in or affecting the business, financial position, stockholders’ equity or results of operations of the Company, its subsidiaries, Hillshire and its subsidiaries, taken as a whole, otherwise than as set forth, incorporated by reference or contemplated in the General Disclosure Package or the Prospectus; and, to the knowledge of the Company, except as set forth, incorporated by reference or contemplated in the Prospectus neither the Hillshire nor any of its subsidiaries has entered into any transaction or agreement (whether or not in the ordinary course of business) material to the Company, its subsidiaries, Hillshire and its subsidiaries, taken as a whole.

(xii) Good Standing of the Company. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the state of its incorporation, with power and authority (corporate and other) to own its properties and conduct its business as described in the Prospectus, and has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties, or conducts any business, so as to require such qualification, other than where the failure to be so qualified or in good standing would not reasonably be expected to have a material adverse effect on the Company and its subsidiaries taken as a whole.

(xiii) Good Standing of Subsidiaries. Each of (i) the Company’s subsidiaries that constitutes a “significant subsidiary” of the Company within the meaning of Rule 1-02 of Regulation S-X of the Commission (collectively, the “Material Subsidiaries”) and (ii) to the Company’s knowledge, Hillshire and each of Hillshire’s subsidiaries that will constitute a “significant subsidiary” of the Company within the meaning of Rule 1-02 of Regulation S-X of the Commission (collectively, “Hillshire’s Material Subsidiaries”) has been duly organized and is validly existing as a corporation or limited liability company, as the case may be, under the laws of its jurisdiction of incorporation, with corporate or limited liability company (as the case may be) power and authority to own its properties and conduct its business as described in the Prospectus, and has been duly qualified as a foreign corporation or limited liability company, as the case may be, for the transaction of business and is in good standing under the laws of each jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, other than where the failure to be so qualified or in good standing would not reasonably be expected to have a material adverse effect on the Company and its subsidiaries taken as a whole or, in the case of Hillshire and Hillshire’s Material Subsidiaries, a material adverse effect on the Company, its subsidiaries, Hillshire and its subsidiaries, taken as a whole; and all the outstanding shares of capital stock or equity interests, as the case may be, of each Material Subsidiary of the Company have been duly authorized and validly issued, are fully-paid and non-assessable, and (except in the case of foreign subsidiaries, for directors’ qualifying shares) are owned by the Company, directly or indirectly, free and clear of all liens, encumbrances, security interests and claims.

(xiv) Authorization of Agreement. This Agreement has been duly authorized, executed and delivered by the Company.

(xv) Capital Stock. The authorized capital stock of the Company conforms as to legal matters to the description thereof contained in each of the General Disclosure Package and the Prospectus.

(xvi) Outstanding Shares. The shares of Common Stock outstanding prior to the issuance of the Securities have been duly authorized and are validly issued, fully paid and nonassessable. None of the outstanding shares of capital stock of the Company have been issued in violation of any preemptive or similar rights of any security holder of the Company. The common stock of the Company has been registered pursuant to Section 12(b) of the Exchange Act and the Company has not received any notification that the Commission is contemplating terminating such registration. The common stock of the Company is listed on the NYSE and the Company has not received any notification that the NYSE is contemplating terminating the listing of the common stock of the Company. The Securities have been approved for listing on the NYSE, subject to official notice of issuance. Except as disclosed in the Registration Statement, the General Disclosure Package and the Prospectus, there are no outstanding (A) securities or obligations of the Company convertible into or exchangeable for any capital stock of the Company, (B) warrants, rights or options to subscribe for or purchase from the Company any such capital stock or any such convertible or exchangeable securities or obligations or (C) obligations of the Company to issue or sell any shares of capital stock, any such convertible or exchangeable securities or obligations, or any such warrants, rights or options.

(xvii) Authorization of the Securities. The Securities have been duly authorized by the Company and, when issued and delivered in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable, and the issuance of such Securities will not be subject to any preemptive or similar rights.

(xviii) No Registration Rights. No holders of securities of the Company have rights to the registration of such securities under the Registration Statement.

(xix) Absence of Defaults and Conflicts. Neither the Company nor any of its Material Subsidiaries nor, to the Company’s knowledge, Hillshire nor any of Hillshire’s Material Subsidiaries, is, or with the giving of notice or lapse of time or both would be, in violation of or in default under, its certificate or articles of incorporation, by-laws, certificate or articles of formation, limited liability company operating agreement or other comparable constituent documents, as the case may be, or any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its Material Subsidiaries or Hillshire or Hillshire’s Material Subsidiaries is a party or by which it or any of them or any of their respective properties is bound, except for violations and defaults which individually or in the aggregate are not material to the Company and its subsidiaries or Hillshire and its subsidiaries, as applicable, taken as a whole, or to the holders of the Securities; the issue and sale of the Securities and the performance by the Company of all of its obligations under the Securities and this Agreement and the consummation of the transactions herein and therein contemplated will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other material agreement or instrument to which the Company or any of its Material Subsidiaries is a party or by which the Company or any of its Material Subsidiaries is bound or to which any of the property or assets of the Company or any of its Material Subsidiaries is subject, except for conflicts, breaches or defaults that, singly or in the aggregate, would not reasonably be expected to have a material adverse effect on the Company and its subsidiaries taken as a whole, or, in the case of any such matter relating to Hillshire, a material adverse effect on the Company, its subsidiaries, Hillshire and its subsidiaries, taken as a whole, or on the transactions contemplated hereby, nor will any such action result in any violation of the provisions of (A) the certificate or articles of incorporation or by-laws of the Company or (B) any applicable law or statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company, its Material Subsidiaries or any of their respective properties, except, in the case of (B) above, for violations that, singly or in the aggregate, would not reasonably be expected to have a material adverse effect on the Company and its subsidiaries taken as a whole, or on the transactions contemplated hereby; and no consent, approval, authorization, order, registration or qualification of or with any such court or governmental agency or body is required for the issue and sale of the Securities or the consummation by the Company of the transactions contemplated by this Agreement, except such consents, approvals, authorizations, registrations or qualifications as have been obtained under the 1933 Act and as may be required under state securities or Blue Sky Laws in connection with the purchase and distribution of the Securities by the Underwriters.

(xx) Absence of Labor Dispute. Except as described or incorporated by reference in the General Disclosure Package and the Prospectus, no labor disputes exist with employees of the Company or of its Material Subsidiaries or, to the Company’s knowledge, Hillshire and Hillshire’s Material Subsidiaries, that would, singly or in the aggregate, reasonably be expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole, or, in the case of any such matters relating to Hillshire and its subsidiaries, a material adverse effect on the Company, its subsidiaries, Hillshire and its subsidiaries, taken as a whole.

(xxi) Absence of Proceedings. Except as described or incorporated by reference in the General Disclosure Package and the Prospectus, there are no legal or governmental proceedings pending or, to the knowledge of the Company, threatened to which the Company or any of its subsidiaries or, to the Company’s knowledge, Hillshire or any of Hillshire’s subsidiaries, is or may be a party or to which any property of the Company or any of its subsidiaries or, to the

Company’s knowledge, Hillshire or any of Hillshire’s subsidiaries, is or may be the subject which would, individually or in the aggregate, be reasonably expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole, or, in the case of any such matters relating to Hillshire and its subsidiaries, a material adverse effect on the Company, its subsidiaries, Hillshire and its subsidiaries, taken as a whole, or on the transactions contemplated hereby and, to the best of the Company’s knowledge, no such proceedings are threatened by governmental authorities or threatened by others; and there are no contracts or other documents of a character required to be filed as an exhibit to the Registration Statement or required to be described in the Registration Statement, the General Disclosure Package and the Prospectus which are not filed or described as required.

(xxii) Possession of Intellectual Property. Each of the Company and its Material Subsidiaries and, to the Company’s knowledge, each of Hillshire and Hillshire’s Material Subsidiaries, owns or possesses the right to use the patents, patent licenses, trademarks, service marks, trade names, copyrights and know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) (collectively, the “Intellectual Property”) reasonably necessary to carry on the business conducted by each as conducted on the date hereof, except to the extent that the failure to own or possess the right to use such Intellectual Property would not, singly or in the aggregate, reasonably be expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole, or, in the case of any such matters relating to Hillshire and its subsidiaries, a material adverse effect on the Company, its subsidiaries, Hillshire and its subsidiaries, taken as a whole, and, except as set forth or incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus, neither the Company nor any Material Subsidiary nor, to the Company’s knowledge, Hillshire or any of Hillshire’s Material Subsidiaries, has received any notice of infringement of or conflict with asserted rights of others with respect to any Intellectual Property, except for notices the content of which if accurate would not, singly or in the aggregate, reasonably be expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole, or, in the case of any such matters relating to Hillshire and its subsidiaries, a material adverse effect on the Company, its subsidiaries, Hillshire and its subsidiaries, taken as a whole.

(xxiii) Absence of Further Requirements. No material filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any court or governmental authority or agency is necessary or required for the performance by the Company of its obligations hereunder, in connection with the offering, issuance or sale of the Securities hereunder or the consummation of the transactions contemplated by this Agreement, except such as have been already obtained or as may be required under the 1933 Act or the 1933 Act Regulations or state securities laws.

(xxiv) Possession of Licenses and Permits. The Company and its Material Subsidiaries and, to the Company’s knowledge, Hillshire and Hillshire’s Material Subsidiaries, have all licenses, franchises, permits, authorizations, approvals and orders of and from all governmental and regulatory officials and bodies that are necessary to own or lease and operate their properties and conduct their businesses as described in the Prospectus and that are material in relation to the business of the Company and its subsidiaries, taken as a whole, or, the Company, its subsidiaries, Hillshire and its subsidiaries, taken as a whole, except where the failure to possess such licenses or authorizations would not reasonably be expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole, or, in the case of any such matters relating to Hillshire and its subsidiaries, a material adverse effect on the Company, its subsidiaries, Hillshire and its subsidiaries, taken as a whole.

(xxv) Investment Company Act. The Company is not, and after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in the Prospectus will not be, an “investment company” or an entity “controlled” by an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended.

(xxvi) Environmental Laws. Except as described or incorporated by reference in the General Disclosure Package and the Prospectus, each of the Company and its Material Subsidiaries and, to the Company’s knowledge, Hillshire and Hillshire’s Material Subsidiaries, is in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health or the environment or imposing liability or standards of conduct concerning any Hazardous Material (collectively, “Environmental Laws”), except where such non-compliance with Environmental Laws would not, singly or in the aggregate, reasonably be expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole, or, in the case of any such matters relating to Hillshire and its subsidiaries, a material adverse effect on the Company, its subsidiaries, Hillshire and its subsidiaries, taken as a whole. The term “Hazardous Material” means (i) any “hazardous substance” as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, (ii) any “hazardous waste” as defined by the Resource Conservation and Recovery Act, as amended, (iii) any petroleum or petroleum product, (iv) any polychlorinated biphenyl, and (v) any pollutant or contaminant or hazardous, dangerous, or toxic chemical, material, waste or substance regulated under or within the meaning of any other Environmental Law.

(xxvii) Accounting Controls and Disclosure Controls. Except as described or incorporated by reference in the General Disclosure Package and the Prospectus, the Company and each of its subsidiaries and, to the Company’s knowledge, Hillshire and each of its subsidiaries, maintain a system of internal accounting controls sufficient to provide reasonable assurances that (1) transactions are executed in accordance with management’s general or specific authorization; (2) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets; (3) access to assets is permitted only in accordance with management’s general or specific authorization; and (4) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as described or incorporated by reference in the General Disclosure Package and the Prospectus, since the end of the Company’s most recent audited fiscal year, there has been (I) no material weakness in the Company’s internal control over financial reporting (whether or not remediated) and (II) no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting. The interactive data in eXtensible Business Reporting Language incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto.

The Company and its subsidiaries maintain “disclosure controls and procedures” (as such term is defined in Rule 13a-15(e) under the 1934 Act); such disclosure controls and procedures are designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms.

(xxviii) Compliance with the Sarbanes-Oxley Act. There is and has been no failure on the part of the Company or any of the Company’s directors or officers, in their capacities as such, or to the knowledge of the Company, Hillshire or any of Hillshire’s directors or officers, in their capacities as such, to comply in all material respects with any provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith (the “Sarbanes-Oxley Act”), including Section 402 related to loans and Sections 302 and 906 related to certifications.

(xxix) Pending Proceedings and Examinations. The Registration Statement is not the subject of a pending proceeding or examination under Section 8(d) or 8(e) of the 1933 Act, and the Company is not the subject of a pending proceeding under Section 8A of the 1933 Act in connection with the offering of the Securities.

(xxx) Foreign Corrupt Practices Act. Except as described or incorporated by reference in the General Disclosure Package and the Prospectus or as described in any other periodic reports of the Company filed with the Commission pursuant to the 1934 Act within the last three years, within the past three years, none of the Company, any of its subsidiaries or, to the knowledge of the Company, Hillshire, any of Hillshire’s subsidiaries, any director, officer, agent, employee, affiliate or other person acting on behalf of the Company or any of its subsidiaries or Hillshire or any of Hillshire’s subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a material violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in the furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA, and except as described or incorporated by reference in the General Disclosure Package and the Prospectus or as described in any other periodic reports of the Company filed with the Commission pursuant to the 1934 Act within the last three years, the Company and, to the knowledge of the Company, its affiliates and affiliates of Hillshire have conducted their businesses in compliance in all material respects with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

(xxxi) Anti-Money Laundering Laws. The operations of the Company and its subsidiaries and, to the knowledge of the Company, Hillshire and its subsidiaries, are and have been conducted at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of jurisdictions where the Company and its subsidiaries or Hillshire and its subsidiaries, respectively, conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no material action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened. To the knowledge of the Company, no material action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving Hillshire or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(xxxii) OFAC. None of the Company, any of its subsidiaries or, to the knowledge of the Company, Hillshire, any of its subsidiaries or any director, officer, agent, employee, affiliate or person acting on behalf of the Company, Hillshire or any of their respective subsidiaries is currently the subject or target of any sanctions administered or enforced by the United States Government, including, without limitation, the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), the United Nations Security Council (“UNSC”), the European Union, Her Majesty’s Treasury (“HMT”), or other relevant sanctions authority (collectively, “Sanctions”), nor is the Company or Hillshire located, organized or resident in a country or territory that is the subject of Sanctions; and the Company will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, to fund any activities of or business with any person or entity, or in any country or territory, that, at the time of such funding, is the subject of Sanctions or in any other manner that will result in a violation by any person or entity (including any person or entity participating in the offering, whether as underwriter, advisor, investor or otherwise) of Sanctions.

(xxxiii) No Stabilization. The Company has not taken, directly or indirectly, any action designed to or that would reasonably be expected to cause or result in any stabilization or manipulation of the price of the Securities.

(b) Officer’s Certificates. Any certificate signed by any officer of the Company or any of its subsidiaries delivered to the Representatives or to counsel for the Underwriters shall be deemed a representation and warranty by the Company to each Underwriter as to the matters covered thereby.

SECTION 2. Sale and Delivery to Underwriters; Closing.

(a) Securities. On the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, the Company agrees to sell to each Underwriter, severally and not jointly, and each Underwriter, severally and not jointly, agrees to purchase from the Company, the respective number of Firm Shares set forth opposite such Underwriter’s name in Schedule A hereto at $36.6660 per share (the “Purchase Price”), plus any additional number of Securities which such Underwriter may become obligated to purchase pursuant to the provisions of Section 10 hereof.

On the basis of the representations and warranties contained in this Agreement, and subject to its terms and conditions, the Company agrees to sell to the Underwriters the Additional Shares, and the Underwriters shall have the right to purchase, severally and not jointly, up to 3,571,500 Additional Shares at the Purchase Price, provided, however, that the amount paid by the Underwriters for any Additional Shares shall be reduced by an amount per share equal to any dividends declared by the Company and payable on the Firm Shares but not payable on such Additional Shares. You may exercise this right on behalf of the Underwriters in whole or from time to time in part by giving written notice not later than 30 days after the date of this Agreement for the purpose of covering over-allotments which may be made in connection with the offering and distribution of the Firm Shares. Any exercise notice shall specify the number of Additional Shares to be purchased by the Underwriters and the date on which such shares are to be purchased. Each purchase date must be at least one business day after the written notice is given and may not be earlier than the Closing Time (as defined below) nor later than ten business days after the date of such notice. On each day, if any, that Additional Shares are to be purchased (an “Option Closing Date”), each Underwriter agrees, severally and not jointly, to purchase the number of Additional Shares (subject to such adjustments to eliminate fractional shares as you may determine) that bears the same proportion to the total number of Additional Shares to be purchased on such Option Closing Date as the number of Firm Shares set forth in Schedule I hereto opposite the name of such Underwriter bears to the total number of Firm Shares.

(b) Terms of Public Offering. The Company is advised by you that the Underwriters propose to make a public offering of their respective portions of the Securities as soon after the Registration Statement and this Agreement have become effective as in your judgment is advisable. The Company is further advised by you that the Securities are to be offered to the public initially at $37.80 per share (the “Public Offering Price”) and to certain dealers selected by you at a price that represents a concession not in excess of $0.6804 per share under the Public Offering Price.

(c) Payment and Delivery. Payment for the Firm Shares shall be made to, or for the benefit of, the Company in Federal or other funds immediately available in New York City against delivery of such Firm Shares for the respective accounts of the several Underwriters at 10:00 a.m., New York City time, on August 5, 2014, or at such other time on the same or such other date, not later than August 14, 2014, as shall be designated in writing by you. The time and date of such payment are hereinafter referred to as the “Closing Time.”

Payment for any Additional Shares shall be made to, or for the benefit of, the Company in Federal or other funds immediately available in New York City against delivery of such Additional Shares for the respective accounts of the several Underwriters at 10:00 a.m., New York City time, on the date specified in the corresponding notice described in Section 2 or at such other time on the same or on such other date, in any event not later than September 3, 2014, as shall be designated in writing by you.

(d) Denominations; Registration. The Firm Shares and Additional Shares shall be registered in such names and in such denominations as you shall request in writing not later than one full business day prior to the Closing Time or the applicable Option Closing Date, as the case may be. The Firm Shares and Additional Shares shall be delivered to you at the Closing Time or on an Option Closing Date, as the case may be, for the respective accounts of the several Underwriters, with any transfer taxes payable in connection with the transfer of the Shares to the Underwriters duly paid, against payment of the Purchase Price therefor.

SECTION 3. Covenants of the Company. The Company covenants with each Underwriter as follows:

(a) Compliance with Securities Regulations and Commission Requests; Payment of Filing Fees. The Company, subject to Section 3(b), will comply with the requirements of Rule 430B and will notify the Representatives immediately, and confirm the notice in writing, (i) when any post-effective amendment to the Registration Statement or new registration statement relating to the Securities shall become effective, or any supplement to the Prospectus or any amended Prospectus shall have been filed, (ii) of the receipt of any comments from the Commission, (iii) of any request by the Commission for any amendment to the Registration Statement or the filing of a new registration statement or any amendment or supplement to the Prospectus or any document incorporated by reference therein or otherwise deemed to be a part thereof or for additional information relating to the Registration Statement or the Prospectus, (iv) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or such new registration statement or of any order preventing or suspending the use of any preliminary prospectus, or of the suspension of the qualification of the Securities for offering or sale in any jurisdiction, or of the initiation or threatening of any proceedings for any of such purposes or of any examination pursuant to Section 8(e) of the 1933 Act concerning the Registration Statement and (v) if the Company becomes the subject of a proceeding under Section 8A of the 1933 Act in connection with the offering of the Securities. The Company will effect the filings required under Rule 424(b), in the manner and within the time period required by Rule 424(b) (without reliance on Rule 424(b)(8)), and will take such steps as it deems necessary to ascertain promptly whether the form of prospectus transmitted for filing under Rule 424(b) was received for filing by the Commission and, in the event that it was not, it will promptly file such prospectus. The Company will make every reasonable effort to prevent the issuance of any stop order and, if any stop order is issued, to obtain the lifting thereof at the earliest possible moment. The Company shall pay the required Commission filing fees relating to the Securities within the time required by Rule 456(b)(1) (i) of the 1933 Act Regulations without regard to the proviso therein and otherwise in accordance with Rules 456(b) and 457(r) of the 1933 Act Regulations (including, if applicable, by updating the “Calculation of Registration Fee” table in accordance with Rule 456(b)(1)(ii) either in a post-effective amendment to the Registration Statement or on the cover page of a prospectus filed pursuant to Rule 424(b)).

(b) Filing of Amendments and Exchange Act Documents; Preparation of Final Term Sheet. The Company will give the Representatives notice of its intention to file or prepare any amendment to the Registration Statement or new registration statement relating to the Securities or any amendment, supplement or revision to either any preliminary prospectus (including any prospectus included in the Registration Statement or amendment thereto at the time it became effective) or to the Prospectus, whether pursuant to the 1933 Act, the 1934 Act or otherwise, and the Company will furnish the Representatives with copies of any such documents a reasonable amount of time prior to such proposed filing or use, as the case may be, and will not file or use any such document to which the Representatives or counsel for the Underwriters shall reasonably object. The Company has given the Representatives notice of any filings made pursuant to the 1934 Act or 1934 Act Regulations within 48 hours prior to the execution of this Agreement; the Company will give the Representatives notice of its intention to make any such filing from the execution of this Agreement to the Closing Time and will furnish the Representatives with copies of any such documents a reasonable amount of time prior to such proposed filing and will not file or use any such document to which the Representatives or counsel for the Underwriters shall reasonably object; provided, however, that with respect to any proposed amendment or supplement resulting solely from the incorporation by reference of any report to be filed under the Exchange Act, the Representatives shall be deemed to have consented to the filing or use of such report if the Company receives no acknowledgment of receipt or other response from the Representatives within 24 hours of being provided such report. The Company will prepare a final term sheet (the “Final Term Sheet”), attached hereto as Schedule B, reflecting the final pricing and other terms of the Securities, in form and substance reasonably satisfactory to the Representatives, and shall file such Final Term Sheet as an “issuer free writing prospectus” pursuant to Rule 433 no later than the date of first use; provided that the Company shall furnish the Representatives with copies of any such Final Term Sheet a reasonable amount of time prior to such proposed filing and will not use or file any such document to which the Representatives or counsel to the Underwriters shall reasonably object.

(c) Delivery of Registration Statement. Upon request, the Company will deliver to the Representatives and counsel for the Underwriters, without charge, conformed copies of the Registration Statement and of each amendment thereto (including exhibits filed therewith or incorporated by reference therein and documents incorporated or deemed to be incorporated by reference therein or otherwise deemed to be a part thereof) and conformed copies of all consents and certificates of experts, and will also deliver to the Representatives, without charge, a conformed copy of the Registration Statement and of each amendment thereto (without exhibits) for each of the Underwriters. The copies of the Registration Statement and each amendment thereto furnished to the Underwriters will be identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.

(d) Delivery of Prospectuses. The Company has delivered to each Underwriter, without charge, as many copies of each preliminary prospectus as such Underwriter reasonably requested, and the Company hereby consents to the use of such copies for purposes permitted by the 1933 Act. The Company will furnish to each Underwriter, without charge, during the period when the Prospectus is required to be delivered under the 1933 Act, such number of copies of the Prospectus (as amended or supplemented) as such Underwriter may reasonably request. The Prospectus and any amendments or supplements thereto furnished to the Underwriters will be identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.

(e) Continued Compliance with Securities Laws. The Company will comply with the 1933 Act and the 1933 Act Regulations and the 1934 Act and the 1934 Act Regulations so as to permit the completion of the distribution of the Securities as contemplated in this Agreement and in the Prospectus. If at any time when a prospectus is required by the 1933 Act to be delivered in connection with sales of the Securities, any event shall occur or condition shall exist as a result of which it is necessary, in the opinion of counsel for the Underwriters or for the Company, to amend the Registration Statement or amend or supplement the Prospectus in order that the Prospectus will not include any untrue statements of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances existing at the time it is delivered to a purchaser, or if it shall be necessary, in the opinion of such counsel, at any such time to amend the Registration Statement or to file a new registration statement or amend or supplement the Prospectus in order to comply with the requirements of the 1933 Act or the 1933 Act Regulations, the Company will promptly prepare and file with the Commission, subject to Section 3(b), such amendment, supplement or new registration statement as may be necessary to correct such statement or omission or to comply with such requirements, the Company will use its reasonable best efforts to have such amendment or new registration statement declared effective as soon as practicable (if it is not an automatic shelf registration statement with respect to the Securities) and the Company will furnish to the Underwriters such number of copies of such amendment, supplement or new registration statement as the Underwriters may reasonably request. If at any time following issuance of an Issuer Free Writing Prospectus there occurred or occurs an event or development as a result of which such Issuer Free Writing Prospectus conflicted or would conflict with the information contained in the Registration Statement (or any other registration statement relating to the Securities) or the Statutory Prospectus or any preliminary prospectus or included or would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances prevailing at that subsequent time, not misleading, the Company will promptly notify the Representatives and will promptly amend or supplement, at its own expense, such Issuer Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission.

(f) Blue Sky Qualifications. The Company will use its reasonable best efforts, in cooperation with the Underwriters, to qualify the Securities for offering and sale under the applicable securities laws of such states and other jurisdictions as the Representatives may designate and to maintain such qualifications in effect for so long as reasonably required for the distribution of the Securities; provided, however, that the Company shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject. The Company will also supply the Underwriters with such information as is reasonably necessary for the determination of the legality of the Securities for investment under the laws of such jurisdictions as the Underwriters may request.

(g) Rule 158. The Company will timely file such reports pursuant to the 1934 Act as are necessary in order to make generally available to its securityholders as soon as practicable an earnings statement for the purposes of, and to provide to the Underwriters the benefits contemplated by, the last paragraph of Section 11(a) of the 1933 Act.

(h) Use of Proceeds. The Company will use the net proceeds received by it from the sale of the Securities in the manner specified in the Prospectus under “Use of Proceeds.”

(i) Reporting Requirements. The Company, during the period when the Prospectus is required to be delivered under the 1933 Act, will file all documents required to be filed with the Commission pursuant to the 1934 Act within the time periods required by the 1934 Act and the 1934 Act Regulations.

(j) Issuer Free Writing Prospectuses. The Company represents and agrees that, unless it obtains the prior consent of the Representatives, and each Underwriter represents and agrees that, unless it obtains the prior consent of the Company and the Representatives, it has not made and will not make any offer relating to the Securities that would constitute an “issuer free writing prospectus,” as defined in Rule 433, or that would otherwise constitute a “free writing prospectus,” as defined in Rule 405, required to be filed with the Commission; provided, however, that prior to the preparation of the Final Term Sheet in accordance with Section 3(b), each Underwriter is authorized to use the information with respect to the final terms of the Securities in communications conveying information related to the offering to investors. Any such free writing prospectus consented to by the Representatives or by the Company and the Representatives, as the case may be, is hereinafter referred to as a “Permitted Free Writing Prospectus.” The Company represents that it has treated or agrees that it will treat each Permitted Free Writing Prospectus as an “issuer free writing prospectus,” as defined in Rule 433, and has complied and will comply with the requirements of Rule 433 applicable to any Permitted Free Writing Prospectus, including timely filing with the Commission where required, legending and record keeping.

(k) Restriction on Sale of Securities. During a period of 90 days from the date of the Prospectus, the Company will not, without the prior written consent of the Representatives, subject to the immediately succeeding sentence, (i) directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or file any registration statement under the 1933 Act with respect to any of the foregoing or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequences of ownership of the Common Stock, whether any such swap or other agreement or transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing sentence shall not apply (i) to the Securities to be sold hereunder, (ii) in connection with the Company’s concurrent tangible equity units offering as described in the General Disclosure Package, (iii) to any issuance or transfer of shares of Common Stock (restricted or otherwise), stock options, stock units and performance shares pursuant to any existing employee benefits plans or director compensation plans of the Company that is described in the General Disclosure Package and the Prospectus, or (iv) to any issuance or transfer of shares of Common Stock upon the exercise of stock options outstanding on the date hereof under existing employee benefit plans or director compensation plans of the Company that is described in the General Disclosure Package and the Prospectus.

SECTION 4. Payment of Expenses.

(a) Expenses. The Company agrees to pay all expenses incident to the performance of its obligations under this Agreement, including (i) the preparation, printing and filing of the Registration Statement (including financial statements and exhibits) as originally filed and of each amendment thereto, (ii) the preparation, printing and delivery to the Underwriters of this Agreement, any Agreement among Underwriters, certificates representing the Securities, if any, and such other documents as may reasonably be required in connection with the offering, purchase, sale, issuance or delivery of the Securities, (iii) the preparation, issuance and delivery of the Securities to the Underwriters, (iv) the fees and disbursements of the Company’s counsel, accountants and other advisors, (v) the qualification of the Securities under securities laws in accordance with the provisions of Section 3(f) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Underwriters in connection therewith and in connection with the preparation of the Blue Sky survey and any supplement thereto, (vi) the printing and delivery to the Underwriters of copies of each preliminary prospectus, any Permitted Free Writing Prospectus and of the Prospectus and any amendments or supplements thereto and any costs associated with electronic delivery of any of the foregoing by the Underwriters to investors, (vii) the preparation, printing and delivery to the Underwriters of copies of the Blue Sky survey and any supplement thereto, (viii) the fees and expenses of the transfer agent, registrar and depositary, including the fees and disbursements of counsel for the transfer agent, registrar and depositary in connection with the Securities, (ix) the costs and expenses incurred by or on behalf of the Company relating to investor presentations on any “road show” undertaken in connection with the marketing of the Securities, (x) any fees payable in connection with the rating of the Securities and (xi) all costs and expenses incident to listing the Securities on the New York Stock Exchange.

(b) Termination of Agreement. If this Agreement is terminated by the Representatives in accordance with the provisions of Section 5(n) or Section 9(a)(i) hereof, the Company agrees to reimburse the Underwriters for all of their out-of-pocket expenses, including the reasonable fees and disbursements of counsel for the Underwriters; provided, however, if the Underwriters fail to purchase the Securities because of the termination of this Agreement pursuant to Section 10 or the occurrence of any event specified in clauses (ii), (iii)(B), (iv) and (v) of Section 9(a), the Company shall not be responsible for the expenses of any of the Underwriters as described above. Except as provided in this Section 4 and Sections 6 and 7 hereof, the Underwriters shall pay their own expenses, including the fees and disbursements of their counsel.

SECTION 5. Conditions of Underwriters’ Obligations. The obligations of the several Underwriters hereunder are subject to the accuracy of the representations and warranties of the Company contained in Section 1 hereof as of the date hereof and as of the Closing Time or in certificates of any officer of the Company or any of its subsidiaries delivered pursuant to the provisions hereof as of the respective dates of such certificates, to the performance by the Company in all material respects of its covenants and other obligations hereunder, and to the following further conditions:

(a) Effectiveness of Registration Statement; Filing of Prospectus; Payment of Filing Fee. The Registration Statement has become effective and at the Closing Time no stop order suspending the effectiveness of the Registration Statement shall have been issued under the 1933 Act or proceedings therefor initiated or, to the knowledge of the Company, threatened by the Commission, and any request on the part of the Commission for additional information shall have been complied with to the reasonable satisfaction of counsel to the Underwriters. A prospectus containing the Rule 430B Information shall have been filed with the Commission in the manner and within the time period required by Rule 424(b) without reliance on Rule 424(b)(8) (or a post-effective amendment providing such information shall have been filed and become effective in accordance with the requirements of Rule 430B). The Final Term Sheet and any other material required to be filed by the Company pursuant to Rule 433(d) under the 1933 Act Regulations shall have been timely filed. The Company shall have paid the required Commission filing fees relating to the Securities within the time period required by Rule 456(1)(i) of the 1933 Act Regulations without regard to the proviso therein and otherwise in accordance with Rules 456(b) and 457(r) of the 1933 Act Regulations and, if applicable, shall have updated the “Calculation of Registration Fee” table in accordance with Rule 456(b)(1)(ii) either in a post-effective amendment to the Registration Statement or on the cover page of a prospectus filed pursuant to Rule 424(b).

(b) Opinions of Counsel for the Company. At the Closing Time, the Representatives shall have received the opinions, dated as of the Closing Time, of (i) Davis Polk & Wardwell LLP, counsel for the Company, together with signed or reproduced copies of such letter for each of the other Underwriters, to the effect set forth in Exhibit A hereto and (ii) R. Read Hudson, Vice President, Associate General Counsel and Secretary of the Company, together with signed or reproduced copies of such letter for each of the other Underwriters, to the effect set forth in Exhibit B hereto, each in form and substance satisfactory to counsel for the Representatives, together with signed or reproduced copies of such letter for each of the other Underwriters.

(c) Opinion of Counsel for Underwriters. At the Closing Time, the Representatives shall have received the favorable opinion, dated as of the Closing Time, of Weil, Gotshal & Manges LLP, counsel for the Underwriters, together with signed or reproduced copies of such letter for each of the other Underwriters, in form and substance satisfactory to the Representatives. In giving such opinion such counsel may rely, as to all matters governed by the laws of jurisdictions other than the law of the State of New York, the federal law of the United States and the General Corporation Law of the State of Delaware, upon the opinions of counsel satisfactory to the Representatives. Such counsel may also state that, insofar as such opinion involves factual matters, they have relied, to the extent they deem proper, upon certificates of officers of the Company and its subsidiaries and certificates of public officials.

(d) Officers’ Certificate. At the Closing Time, there shall not have been, since the date hereof or since the respective dates as of which information is given in the Prospectus or the General Disclosure Package, any Material Adverse Change, and the Representatives shall have received a certificate of the President or a Vice President of the Company and of the chief financial or chief accounting officer of the Company, dated as of the Closing Time, to the effect that (i) there has been no Material Adverse Change since the date hereof or since the respective dates as of which information is given in the Prospectus or the General Disclosure Package, (ii) the representations and warranties in Section 1(a) hereof are true and correct with the same force and effect as though expressly made at and as of the Closing Time, (iii) the Company has complied in all material respects with all agreements and satisfied all conditions on its part to be performed or satisfied at or prior to the Closing Time, and (iv) no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or are pending or, to their knowledge, threatened by the Commission.

(e) CFO Certificate. The Company shall have furnished to the Representatives a certificate of the chief financial officer of the Company, dated the Closing Time, in the form of Exhibit C hereto.

(f) Accountant’s Comfort Letter (Company). At the time of the execution of this Agreement, the Representatives shall have received from PricewaterhouseCoopers LLP a letter dated such date, in form and substance satisfactory to the Representatives, together with signed or reproduced copies of such letter for each of the other Underwriters, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained or incorporated by reference in the Registration Statement and the Prospectus.

(g) Accountant’s Comfort Letter (Hillshire). At the time of the execution of this Agreement, the Representatives shall have received from each of PricewaterhouseCoopers LLP and Deloitte & Touche LLP a letter dated such date, in form and substance satisfactory to the Representatives, together with signed or reproduced copies of such letter for each of the other Underwriters, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained or incorporated by reference in the Registration Statement and the Prospectus.

(h) Bring-down Comfort Letter (Company). At the Closing Time, the Representatives shall have received from PricewaterhouseCoopers LLP a letter, dated as of the Closing Time, to the effect that they reaffirm the statements made in the letter furnished pursuant to subsection (f) of this Section, except that the specified date referred to shall be a date not more than three business days prior to the Closing Time.

(i) Bring-down Comfort Letter (Hillshire). At the Closing Time, the Representatives shall have received from each of PricewaterhouseCoopers LLP and Deloitte & Touche LLP a letter, dated as of the Closing Time, to the effect that they reaffirm the statements made in the letter furnished pursuant to subsection (g) of this Section, except that the specified date referred to shall be a date not more than three business days prior to the Closing Time.

(j) Lock up Agreements. The “lock up” agreements, each substantially in the form of Exhibit D hereto, between you and the persons and entity listed on Schedule D hereto, delivered to you on or before the date hereof, shall be in full force and effect at the Closing Time.

(k) Maintenance of Rating. At the Closing Time and since the date of this Agreement, there shall not have occurred a downgrading in the rating assigned to any of the Company’s debt securities by any “nationally recognized statistical organization,” as that term is defined by the Commission for purposes of Rule 436(g)(2) under the 1933 Act.

(l) NYSE. The Securities shall have been approved for listing on the NYSE, subject to official notice of issuance, and satisfactory evidence of such actions shall have been provided to the Representatives.

(m) Additional Documents. At the Closing Time, counsel for the Underwriters shall have been furnished with such documents and opinions as they may reasonably require for the purpose of enabling them to pass upon the issuance and sale of the Securities as herein contemplated, or in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the conditions, herein contained; and all proceedings taken by the Company in connection with the issuance and sale of the Securities as herein contemplated shall be reasonably satisfactory in form and substance to the Representatives and counsel for the Underwriters.

(n) Termination of Agreement. If any condition specified in this Section shall not have been fulfilled when and as required to be fulfilled, this Agreement may be terminated by the Representatives by written notice to the Company at any time at or prior to the Closing Time, and such termination shall be without liability of any party to any other party except as provided in Section 4 and except that Sections 1, 6, 7 and 8 shall survive any such termination and remain in full force and effect.

(o) The several obligations of the Underwriters to purchase Additional Shares hereunder are subject to the delivery to you on the applicable Option Closing Date of the following:

(i) a certificate, dated the Option Closing Date and signed by an executive officer of the Company, confirming that the certificate delivered at the Closing Time pursuant to Section 5(d) hereof remains true and correct as of such Option Closing Date;

(ii) an opinion of (x) Davis Polk and Wardwell LLP, counsel for the Company, dated the Option Closing Date and (y) R. Read Hudson, Vice President, Associate General Counsel and Secretary of the Company, dated the Option Closing Date, each relating to the Additional Shares to be purchased on such Option Closing Date and otherwise to the same effect as the opinions required by Section 5(b) hereof;

(iii) an opinion of Weil, Gotshal & Manges LLP, counsel for the Underwriters, dated the Option Closing Date, relating to the Additional Shares to be purchased on such Option Closing Date and otherwise to the same effect as the opinion required by Section 5(c) hereof;

(iv) a letter dated the Option Closing Date, in form and substance satisfactory to the Representatives, from PricewaterhouseCoopers LLP, substantially in the same form and substance as the letter furnished to the Underwriters pursuant to Section 5(f) hereof; provided that the letter delivered on the Option Closing Date shall use a “cut-off date” not earlier than three business days prior to such Option Closing Date;

(v) a letter dated the Option Closing Date, in form and substance satisfactory to the Representatives, from each of PricewaterhouseCoopers LLP and Deloitte & Touche LLP, substantially in the same form and substance as the letter furnished to the Underwriters pursuant to Section 5(g) hereof; provided that the letters delivered on the Option Closing Date shall use a “cut-off date” not earlier than three business days prior to such Option Closing Date; and

(vi) such other documents as you may reasonably request with respect to the good standing of the Company, the due authorization and issuance of the Additional Shares to be sold on such Option Closing Date and other matters related to the issuance of such Additional Shares.

SECTION 6. Indemnification.

(a) Indemnification of Underwriters. The Company agrees to indemnify and hold harmless each Underwriter, its affiliates, as such term is defined in Rule 501(b) of the 1933 Act Regulations (each, an “Affiliate”), its selling agents and each person, if any, who controls any Underwriter within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act as follows:

(i) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, arising out of any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment thereto), including the Rule 430B Information, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading or arising out of any untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus, any Issuer Free Writing Prospectus or the Prospectus (or any amendment or supplement thereto), or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(ii) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission; provided that (subject to Section 6(d) below) any such settlement is effected with the written consent of the Company; and

(iii) against any and all expenses whatsoever, as incurred (including the fees and disbursements of counsel chosen by the Representatives), reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under (i) or (ii) above;

provided, however, that this indemnity agreement shall not apply to any loss, liability, claim, damage or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by or on behalf of any Underwriter through the Representatives expressly for use in the Registration Statement (or any amendment thereto), including the Rule 430B Information or any preliminary prospectus, any Issuer Free Writing Prospectus or the Prospectus (or any amendment or supplement thereto).

(b) Indemnification of the Company and Directors and Officers of the Company. Each Underwriter severally agrees to indemnify and hold harmless the Company, each of its directors and officers and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act against any and all loss, liability, claim, damage and expense described in the indemnity contained in subsection (a) of this Section, as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Registration Statement (or any amendment thereto), including the Rule 430B Information or any preliminary prospectus, any Issuer Free Writing Prospectus or the Prospectus (or any amendment or supplement thereto) in reliance upon and in conformity with written information furnished to the Company by or on behalf of such Underwriter through the Representatives expressly for use therein; it being understood and agreed that the only such information consists of the following: the twelfth paragraph of the section entitled “Underwriting” in the General Disclosure Package and the Prospectus.

(c) Actions against Parties; Notification. Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder to the extent it is not materially prejudiced (through the forfeiture of substantive rights and defenses) as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement. In the case of parties indemnified pursuant to Section 6(a) above, counsel to the indemnified parties shall be selected by the Representatives, and, in the case of parties indemnified pursuant to Section 6(b) above, counsel to the indemnified parties shall be selected by the Company. An indemnifying party may participate at its own expense in the defense of any such action; provided, however, that counsel to the indemnifying party shall not (except with the consent of the indemnified party) also be counsel to the indemnified party. In no event shall the indemnifying parties be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section 6 or Section 7 hereof (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party. Subject to Section 6(d) hereof, no indemnified party shall, without the prior written consent of the indemnifying party, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which such indemnification or contribution would be sought hereunder.

(d) Settlement without Consent if Failure to Reimburse. If at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel, such indemnifying party agrees that it shall be liable for any settlement of the nature contemplated by Section 6(a) (ii) effected without its written consent if (i) such settlement is entered into more than 45 days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into and (iii) such indemnifying party shall not have reimbursed such indemnified party in accordance with such request prior to the date of such settlement.

SECTION 7. Contribution. If the indemnification provided for in Section 6 hereof is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, liabilities, claims, damages or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount of such losses, liabilities, claims, damages and expenses incurred by such indemnified party, as incurred, (i) in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and the Underwriters, on the other hand, from the offering of the Securities pursuant to this Agreement, or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company, on the one hand, and of the Underwriters, on the other hand, in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations.

The relative benefits received by the Company, on the one hand, and the Underwriters, on the other hand, in connection with the offering of the Securities pursuant to this Agreement shall be deemed to be in the same respective proportions as the total net proceeds from the offering of the Securities pursuant to this Agreement (before deducting expenses) received by the Company and the total underwriting discount received by the Underwriters, in each case as set forth on the cover of the Prospectus bear to the aggregate initial public offering price of the Securities as set forth on the cover of the Prospectus.

The relative fault of the Company, on the one hand, and the Underwriters, on the other hand, shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or by the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

Each of the Company and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 7 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 7. The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an indemnified party and referred to above in this Section 7 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission.

Notwithstanding the provisions of this Section 7, no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of any such untrue or alleged untrue statement or omission or alleged omission.

No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

For purposes of this Section 7, each person, if any, who controls an Underwriter within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act and each Underwriter’s Affiliates and selling agents shall have the same rights to contribution as such Underwriter, and each director or officer of the Company and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as the Company, as appropriate. The Underwriters’ respective obligations to contribute pursuant to this Section 7 are several in proportion to the respective principal amount of Securities set forth opposite their respective names in Schedule A hereto and not joint.

SECTION 8. Representations, Warranties and Agreements to Survive. All representations, warranties and agreements contained in this Agreement or in certificates of officers of the Company or any of its subsidiaries submitted pursuant hereto, shall remain operative and in full force and effect regardless of (i) any investigation made by or on behalf of any Underwriter or its Affiliates or selling agents, any person controlling any Underwriter, its officers or directors or any person controlling the Company, and (ii) delivery of and payment for the Securities.

SECTION 9. Termination of Agreement.

(a) Termination; General. The Representatives may terminate this Agreement, by notice to the Company, at any time at or prior to the Closing Time (i) if there has been, since the time of execution of this Agreement or since the respective dates as of which information is given in the Prospectus (exclusive of any supplement thereto) or the General Disclosure Package, a Material Adverse Change, or (ii) if there has occurred any material adverse change in the financial markets in the United States or the international financial markets, any outbreak of hostilities or escalation thereof or other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions, in each case the effect of which is such as to make it, in the judgment of the Representatives, impracticable or inadvisable to market the Securities or to enforce contracts for the sale of the Securities, or (iii) (A) if trading in any securities of the Company has been suspended or materially limited by the Commission or the New York Stock Exchange, or (B) if trading generally on the NYSE Amex, the New York Stock Exchange or the Nasdaq Stock Market has been suspended or materially limited, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices have been required, by any of said exchanges or by such system or by order of the Commission, the Financial Industry Regulatory Authority or any other governmental authority, or a material disruption has occurred in commercial banking or securities settlement, or (iv) a material disruption has occurred in commercial banking or securities settlement or clearance services in the United States or (v) if a banking moratorium has been declared by either Federal or New York authorities.

(b) Liabilities. If this Agreement is terminated pursuant to this Section, such termination shall be without liability of any party to any other party except as provided in Section 4 hereof, and provided further that Sections 1, 6, 7 and 8 shall survive such termination and remain in full force and effect.

SECTION 10. Default by One or More of the Underwriters. If one or more of the Underwriters shall fail at the Closing Time to purchase the Securities which it or they are obligated to purchase under this Agreement (the “Defaulted Securities”), the Representatives shall have the right, within 24 hours thereafter, to make arrangements for one or more of the non-defaulting Underwriters, or any other underwriters, to purchase all, but not less than all, of the Defaulted Securities in such amounts as may be agreed upon and upon the terms herein set forth; if, however, the Representatives shall not have completed such arrangements within such 24-hour period, then:

(a) if the number of Defaulted Securities does not exceed 10% of the aggregate principal amount of the Securities to be purchased on such date, each of the non-defaulting Underwriters shall be obligated, severally and not jointly, to purchase the full amount thereof in the proportions that their respective underwriting obligations hereunder bear to the underwriting obligations of all non-defaulting Underwriters, or

(b) if the number of Defaulted Securities exceeds 10% of the aggregate principal amount of the Securities to be purchased on such date, this Agreement shall terminate without liability on the part of any non-defaulting Underwriter.

No action taken pursuant to this Section shall relieve any defaulting Underwriter from liability in respect of its default.

In the event of any such default which does not result in a termination of this Agreement, either the Representatives or the Company shall have the right to postpone the Closing Time for a period not exceeding seven days in order to effect any required changes in the Registration Statement or Prospectus or in any other documents or arrangements. As used herein, the term “Underwriter” includes any person substituted for an Underwriter under this Section 10.

SECTION 11. Tax Disclosure. Notwithstanding any other provision of this Agreement, immediately upon commencement of discussions with respect to the transactions contemplated hereby, the Company (and each employee, representative or other agent of the Company) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to the Company relating to such tax treatment and tax structure. For purposes of the foregoing, the term “tax treatment” is the purported or claimed federal income tax treatment of the transactions contemplated hereby, and the term “tax structure” includes any fact that may be relevant to understanding the purported or claimed federal income tax treatment of the transactions contemplated hereby.

SECTION 12. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication. Notices to the Underwriters shall be directed to Morgan Stanley at Morgan Stanley & Co. LLC, 1585 Broadway, 29th Floor, New York, New York 10036, attention of Investment Banking Division, with a copy to the Legal Department, and to J.P. Morgan at J.P. Morgan Securities LLC, 383 Madison Avenue, New York, New York 10179, attention: Equity Syndicate Desk, fax: (212) 622-8358; and notices to the Company shall be directed to them c/o Tyson Foods, Inc., 2200 Don Tyson Parkway, Springdale, Arkansas 72762-6999, attention of Chief Financial Officer.

In accordance with the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Underwriters are required to obtain, verify and record information that identifies their respective clients, including the Company, which information may include the name and address of their respective clients, as well as other information that will allow the Underwriters to properly identify their respective clients.

SECTION 13. No Advisory or Fiduciary Relationship. The Company acknowledges and agrees that (a) the purchase and sale of the Securities pursuant to this Agreement, including the determination of the public offering price of the Securities and any related discounts and commissions, is an arm’s-length commercial transaction between the Company, on the one hand, and the several Underwriters, on the other hand, (b) in connection with the offering contemplated hereby and the process leading to such transaction each Underwriter is and has been acting solely as a principal and is not the agent or fiduciary of the Company or its stockholders, creditors, employees or any other party, (c) no Underwriter has assumed or will assume an advisory or fiduciary responsibility in favor of the Company with respect to the offering contemplated hereby or the process leading thereto (irrespective of whether such Underwriter has advised or is currently advising the Company on other matters) and no Underwriter has any obligation to the Company with respect to the offering contemplated hereby except the obligations expressly set forth in this Agreement, (d) the Underwriters and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company, and (e) the Underwriters have not provided any legal, accounting, regulatory or tax advice with respect to the offering contemplated hereby and the Company have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate.

SECTION 14. Integration. This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Company and the Underwriters, or any of them, with respect to the subject matter hereof.

SECTION 15. Parties. This Agreement shall inure to the benefit of and be binding upon each of the Underwriters, the Company and their respective successors. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, firm or corporation, other than the Underwriters, the Company and their respective successors and the controlling persons and officers and directors referred to in Sections 6 and 7 and their heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained. This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the Underwriters, the Company and their respective successors, and said controlling persons and officers and directors and their heirs and legal representatives, and for the benefit of no other person, firm or corporation. No purchaser of Securities from any Underwriter shall be deemed to be a successor by reason merely of such purchase.

SECTION 16. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

SECTION 17. TIME. TIME SHALL BE OF THE ESSENCE OF THIS AGREEMENT. EXCEPT AS OTHERWISE SET FORTH HEREIN, SPECIFIED TIMES OF DAY REFER TO NEW YORK CITY TIME.

SECTION 18. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

SECTION 19. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

[Remainder of page intentionally left blank]

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement between the Underwriters and the Company in accordance with its terms.

Very truly yours, TYSON FOODS, INC.

By	/s/ Susan White
Name: Susan White
Title: Vice President and Treasurer

CONFIRMED AND ACCEPTED, as of the date first above written:

MORGAN STANLEY & CO. LLC

By:	/s/ Serkan Savasoglu
Name: Serkan Savasoglu
Title: Managing Director

J.P. MORGAN SECURITIES LLC

By:	/s/ Jason Fournier
Name: Jason Fournier
Title: Managing Director

For themselves and as Representatives of the

other Underwriters named in Schedule A hereto.

SCHEDULE A

Name of Underwriter	Number of the Firm Shares to the Purchasers
Morgan Stanley & Co. LLC	9,524,000
J.P. Morgan Securities LLC	6,547,750
RBC Capital Markets, LLC	2,381,000
HSBC Securities (USA) Inc.	1,071,450
Mizuho Securities USA Inc.	1,071,450
Piper Jaffray & Co.	1,071,450
Rabo Securities USA, Inc.	1,071,450
Credit Agricole Securities (USA) Inc.	535,725
Mitsubishi UFJ Securities (USA), Inc.	535,725
Total	23,810,000

Sch A-1

SCHEDULE B

Final Term Sheet

Filed pursuant to Rule 433

Dated July 30, 2014

Issuer Free Writing Prospectus supplementing the

Preliminary Prospectus Supplements

dated July 28, 2014 and the

Prospectus dated July 28, 2014

Registration No. 333-197661

Tyson Foods, Inc.

Concurrent Offerings of

23,810,000 Shares of Class A Common Stock of Tyson Foods, Inc.

(the “Common Stock Offering”)

and

30,000,000 4.75% Tangible Equity Units of Tyson Foods, Inc.

(the “Units Offering”)

The information in this pricing term sheet relates only to the Common Stock Offering and the Units Offering and should be read together with (i) the preliminary prospectus supplement, dated July 28, 2014, relating to the Common Stock Offering (the “Common Stock Preliminary Prospectus Supplement”) and the preliminary prospectus supplement, dated July 28, 2014, relating to the Units Offering (the “Units Preliminary Prospectus Supplement” and, together with the Common Stock Preliminary Prospectus Supplement, the “Preliminary Prospectus Supplements”), each as filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended, and (ii) the related base prospectus dated July 28, 2014, included in the Registration Statement (File No. 333-197661), in each case, including the documents incorporated by reference therein. Terms used but not defined herein have the meanings assigned to such terms in the applicable Preliminary Prospectus Supplement.

Issuer:	Tyson Foods, Inc., a Delaware corporation (“Tyson”).

Ticker / Exchange for Class A Common Stock:	TSN/New York Stock Exchange (“NYSE”).

Pricing Date:	July 30, 2014.

Settlement Date:	August 5, 2014.

Common Stock Offering

Title of Securities:	Class A common stock, par value $0.10 per share, of Tyson (“Class A Common Stock”).

Number of Shares of Class A Common Stock Offered and Sold:	23,810,000 shares (or 27,381,500 shares if the underwriters of the Common Stock Offering exercise their over-allotment option in full).

Outstanding Class A Common Stock after Common Stock Offering:	305,552,209 shares (or 309,123,709 shares if the underwriters of the Common Stock Offering exercise their over-allotment option in full).

Common Stock Public Offering Price:	$37.80 per share Approximately $900.0 million in aggregate (or approximately $1,035.0 million if the underwriters of the Common Stock Offering exercise their over-allotment option in full).

Underwriting Discount:	$1.134 per share Approximately $27.0 million in aggregate (or approximately $31.1 million if the underwriters of the Common Stock Offering exercise their over-allotment option in full)

Estimated Net Proceeds to Tyson from the Common Stock Offering:	The net proceeds from the sale of Class A Common Stock in the Common Stock Offering, after deducting the underwriting discounts and commissions and estimated offering expenses, will be approximately $873 million (or approximately $1,004 million if the underwriters of the Common Stock Offering exercise their over-allotment option in full).

Joint Book-Running Managers:	Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC and RBC Capital Markets, LLC.

Co-Managers:	HSBC Securities (USA) Inc., Mizuho Securities USA Inc., Piper Jaffray & Co., Rabo Securities USA, Inc., Credit Agricole Securities (USA) Inc. and Mitsubishi UFJ Securities (USA), Inc.

Stabilization Transactions:	Prior to purchasing the shares of Class A Common Stock being offered pursuant to the Common Stock Preliminary Prospectus Supplement, on July 30, 2014, one of the underwriters purchased, on behalf of the syndicate, 120,442 shares of Class A Common Stock at an average price of $38.25 per share in stabilizing transactions.

2

Units Offering

Title of Securities:	4.75% Tangible Equity Units (the “Units”).

Number of Units Offered and Sold:	30,000,000 Units.

Stated Amount:	Each Unit has a stated amount of $50.

Composition of Units:	Each Unit is comprised of two parts:

• a prepaid stock purchase contract issued by Tyson (a “Purchase Contract”); and

• a senior amortizing note issued by Tyson (an “Amortizing Note”), which has an initial principal amount of $6.82854 per Amortizing Note, bears interest at a rate of 1.50% per annum and has a final installment payment date of July 15, 2017.

Fair Market Value of the Units:	Tyson has determined that the fair market value of each Amortizing Note is $6.82854 and the fair market value of each Purchase Contact is $43.17146.

Reference Price:	$37.80, which is the Common Stock Public Offering Price in the concurrent Common Stock Offering described above (subject to adjustment as described in the Units Preliminary Prospectus Supplement).

Threshold Appreciation Price:	$50 divided by the Minimum Settlement Rate (rounded to the nearest $0.0001), which is $47.25 and which represents an approximately 25.0% appreciation over the Reference Price (subject to adjustment as described in the Units Preliminary Prospectus Supplement).

Minimum Settlement Rate:	1.0582 shares of Class A Common Stock per Purchase Contract (subject to adjustment as described in the Units Preliminary Prospectus Supplement).

Maximum Settlement Rate:	1.3228 shares of Class A Common Stock per Purchase Contract (subject to adjustment as described in the Units Preliminary Prospectus Supplement).

3

Settlement Rate:	The following table illustrates the settlement rate per Purchase Contract and the value of Class A Common Stock issuable upon settlement on the Mandatory Settlement Date, determined using the “applicable market value” (as defined in the Units Preliminary Prospectus Supplement) shown, subject to adjustment as described in the Units Preliminary Prospectus Supplement:

Applicable Market Value of Class A Common Stock	Settlement Rate	Value of Class A Common Stock Delivered (Based on the Applicable Market Value Thereof)

Less than or equal to the Reference Price	The Maximum Settlement Rate	Less than or equal to $50

Greater than the Reference Price but less than the Threshold Appreciation Price	A number of shares of Class A Common Stock equal to $50, divided by the applicable market value	$50

Equal to or greater than the Threshold Appreciation Price	The Minimum Settlement Rate	Greater than or equal to $50

Early Settlement Upon a Fundamental Change:	The following table sets forth the “fundamental change early settlement rate” (as defined in the Units Preliminary Prospectus Supplement) per Purchase Contract for each stock price and effective date set forth below:

	Effective Date
Stock Price	August 5, 2014	July 15, 2015	July 15, 2016	July 15, 2017
$10.00	1.1949	1.2377	1.2805	1.3228
$15.00	1.2300	1.2628	1.2935	1.3228
$20.00	1.2338	1.2678	1.2990	1.3228
$25.00	1.2165	1.2534	1.2946	1.3228
$30.00	1.1880	1.2231	1.2711	1.3228
$35.00	1.1567	1.1855	1.2278	1.3228
$37.80	1.1401	1.1645	1.1992	1.3228
$40.00	1.1281	1.1490	1.1767	1.2500
$42.50	1.1155	1.1327	1.1526	1.1765
$45.00	1.1044	1.1181	1.1311	1.1111
$47.25	1.0955	1.1066	1.1145	1.0582
$49.00	1.0893	1.0987	1.1034	1.0582
$52.00	1.0800	1.0871	1.0879	1.0582
$55.00	1.0724	1.0777	1.0764	1.0582
$60.00	1.0626	1.0662	1.0641	1.0582
$70.00	1.0582	1.0582	1.0582	1.0582
$80.00	1.0582	1.0582	1.0582	1.0582
$100.00	1.0582	1.0582	1.0582	1.0582
$125.00	1.0582	1.0582	1.0582	1.0582
$150.00	1.0582	1.0582	1.0582	1.0582

4

The exact stock prices and effective dates may not be set forth in the table above, in which case:

•	if the applicable stock price is between two stock prices in the table or the applicable effective date is between two effective dates in the table, the fundamental change early settlement rate will be determined by straight line interpolation between the fundamental change early settlement rates set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day year;

•	if the applicable stock price is greater than $150.00 per share (subject to adjustment in the same manner and at the same time as the stock prices set forth in the column headings of the table above), then the fundamental change early settlement rate will be the Minimum Settlement Rate; or

•	if the applicable stock price is less than $10.00 per share (subject to adjustment in the same manner and at the same time as the stock prices set forth in the column headings of the table above, the “Minimum Stock Price”), the fundamental change early settlement

5

rate will be determined as if the stock price equaled the Minimum Stock Price, and using straight line interpolation, as described in the first bullet of this paragraph, if the effective date is between two effective dates in the table.

The maximum number of shares of Class A Common Stock deliverable under a Purchase Contract is 1.3228, subject to adjustment in the same manner and at the same time as the fixed settlement rates as set forth under “Description of the Purchase Contracts—Adjustments to the Fixed Settlement Rates” in the Units Preliminary Prospectus Supplement.

Early Mandatory Settlement at Tyson’s Election:	Tyson has the right to settle the purchase contracts on or after April 1, 2015, in whole but not in part, on a date fixed by Tyson as described in the Units Preliminary Prospectus Supplement at the “early mandatory settlement rate,” which will be the Maximum Settlement Rate on the “notice date” (as defined in the Units Preliminary Prospectus Supplement), unless the closing price of our Class A common stock for the 20 or more trading days in a period of 30 consecutive trading days ending on the trading day immediately preceding the notice date exceeds 140% of the Threshold Appreciation Price in effect on such trading day, in which case the “early mandatory settlement rate” will be the Minimum Settlement Rate on the notice date.

Merger Termination Redemption:	The following table sets forth the “merger redemption rate” (as defined in the Units Preliminary Prospectus Supplement) per Purchase Contract for each merger termination stock price set forth below:

Merger Termination Stock Price	Merger Redemption Rate
$37.80, which is equal to the Reference Price	1.1689 (“Maximum Redemption Rate”)
$40.00	1.1426
$42.50	1.1276
$45.00	1.1143
$47.25	1.1037
$49.00	1.0964
$52.00	1.0855
$55.00	1.0767
$60.00	1.0657
$70.00	1.0582 (“Minimum Redemption Rate”)

6

The exact merger termination stock prices may not be set forth in the table above, in which case:

•	if the applicable merger termination stock price is between two merger termination stock prices in the table, the merger redemption rate will be determined by straight line interpolation between the merger redemption rates set forth for the higher and lower merger termination stock prices;

•	if the merger termination stock price is greater than $70.00 per share (subject to adjustment at the same time and in the same manner as the merger termination stock prices set forth in the table above), then the merger redemption rate will be the Minimum Redemption Rate; or

•	if the merger termination stock price is less than $37.80 per share (subject to adjustment at the same time and in the same manner as the merger termination stock prices set forth in the table above), then the merger redemption rate will be the Maximum Redemption Rate.

7

Initial Principal Amount of Amortizing Notes:	$6.82854 per Amortizing Note $204,856,200 in aggregate.

Installment Payment Dates:	Each January 15, April 15, July 15 and October 15, commencing on October 15, 2014, with a final installment payment date of July 15, 2017.

Payments on the Amortizing Notes:	The Amortizing Notes will pay holders equal quarterly cash installments of $0.59375 per Amortizing Note (except for the October 15, 2014 installment payment, which will be $0.46181 per Amortizing Note), which cash payment in the aggregate will be equivalent to 4.75% per year with respect to each $50 Stated Amount of Units. Each installment will constitute a payment of interest (at a rate of 1.50% per annum) and a partial repayment of principal on the Amortizing Note, allocated as set forth in the following amortization schedule:

Scheduled Installment Payment Date	Amount of Principal	Amount of Interest

October 15, 2014	$0.44189	$0.01992
January 15, 2015	$0.56980	$0.02395
April 15, 2015	$0.57194	$0.02181
July 15, 2015	$0.57408	$0.01967
October 15, 2015	$0.57623	$0.01752
January 15, 2016	$0.57840	$0.01535
April 15, 2016	$0.58056	$0.01319
July 15, 2016	$0.58274	$0.01101
October 15, 2016	$0.58493	$0.00882
January 15, 2017	$0.58712	$0.00663
April 15, 2017	$0.58932	$0.00443
July 15, 2017	$0.59153	$0.00222

Repurchase of Amortizing Notes at the option of the holder:	If Tyson elects to settle the Purchase Contracts early or in the event of a Merger Termination Redemption, holders of Amortizing Notes (whether as holders of Units or separate Amortizing Notes) will have the right to require Tyson to repurchase some or all of their Amortizing Notes for cash at a repurchase price per Amortizing Note equal to the

8

principal amount of such Amortizing Note as of the repurchase date, plus accrued and unpaid interest on such principal amount from, and including, the immediately preceding Installment Payment Date to, but not including, the repurchase date, calculated at a rate of 1.50% per annum.

Units Public Offering Price:	$50 per Unit $1,500.0 million in aggregate.

Underwriting Discount:	$1.50 per Unit $45.0 million in aggregate.

Estimated Net Proceeds to Tyson from the Units Offering:	The net proceeds from the sale of Units in the Units Offering, after deducting the underwriting discounts and commissions and estimated offering expenses, will be approximately $1,454 million.

Joint Book-Running Managers:	Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC and RBC Capital Markets, LLC.

Co-Managers:	HSBC Securities (USA) Inc., Mizuho Securities USA Inc., Rabo Securities USA, Inc., U.S. Bancorp Investments, Inc., Credit Agricole Securities (USA) Inc., Mitsubishi UFJ Securities (USA), Inc.

Listing:	Tyson has applied to list the Units on the NYSE under the symbol “TSNU.” If approved for listing, Tyson expects trading on the NYSE to begin within 30 calendar days after the Units are first issued.

CUSIP for the Units:	902494 AU7

ISIN for the Units:	US902494AU79

CUSIP for the Purchase Contracts:	902494 111

ISIN for the Purchase Contracts:	US9024941117

CUSIP for the Amortizing Notes:	902494 AV5

ISIN for the Amortizing Notes:	US902494AV52

9

Tyson has filed a registration statement (including a prospectus and the related Preliminary Prospectus Supplements) with the Securities and Exchange Commission (the “SEC”) for the Common Stock Offering and the Units Offering. Before you invest, you should read the prospectus in that registration statement, the applicable Preliminary Prospectus Supplements and other documents Tyson has filed with the SEC for more complete information about Tyson and the Common Stock Offering and the Units Offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Tyson, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Morgan Stanley & Co. LLC toll-free at 1-866-718-1649 or J.P. Morgan Securities LLC collect at 1-212-834-4533.

This communication should be read in conjunction with the Preliminary Prospectus Supplements and the accompanying prospectus. The information in this communication supersedes the information in the relevant Preliminary Prospectus Supplement and the accompanying prospectus to the extent inconsistent with the information in such Preliminary Prospectus Supplement and the accompanying prospectus.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

10

SCHEDULE C

GENERAL USE FREE WRITING PROSPECTUS

1. Final Term Sheet, a copy of which is attached in Schedule B.

Sch C-1

SCHEDULE D

LIST OF PERSONS AND ENTITY SUBJECT TO LOCK-UP

John Tyson

Kathleen M. Bader

Gaurdie E. Banister Jr.

Jim Kever

Kevin M. McNamara

Brad T. Sauer

Robert C. Thurber

Barbara A. Tyson

Albert C. Zapanta

Curt Calaway

Hal Carper

Ken Kimbro

Donnie King

Dennis Leatherby

James V. Lochner

Donnie Smith

Steve Stouffer

David L. Van Bebber

Noel White

Tyson Limited Partnership

Sara Lilygren

Annex A-1

ANNEX A

GENERAL DISCLOSURE PACKAGE

1.	The Preliminary Prospectus; and

2.	The Final Term Sheet.

For purposes of determining the “General Disclosure Package,” the information contained in the foregoing shall be considered together.

Annex A-1

Exhibit A

FORM OF OPINION OF DAVIS POLK & WARDWELL LLP

TO BE DELIVERED PURSUANT TO

SECTION 5(b)(i)

[See attached.]

A-1

Exhibit B

FORM OF OPINION OF COMPANY COUNSEL

TO BE DELIVERED PURSUANT TO

SECTION 5(b)(ii)

[See attached.]

B-1

Exhibit C

FORM OF CHIEF FINANCIAL OFFICER CERTIFICATE

TO BE DELIVERED PURSUANT TO

SECTION 5(e)

[See attached.]

C-1

Exhibit D

[FORM OF LOCK-UP LETTER]

                      , 2014

MORGAN STANLEY & CO. LLC

1585 Broadway

New York, New York 10036

J.P. MORGAN SECURITIES LLC

383 Madison Avenue

New York, New York 10179

Ladies and Gentlemen:

The undersigned, a stockholder, an officer and/or a director of Tyson Foods, Inc., a Delaware corporation (the “Company”), understands that Morgan Stanley & Co. LLC (“Morgan Stanley”) and J.P. Morgan Securities LLC (“J.P. Morgan,” and together with Morgan Stanley, the “Representatives”) propose to enter into an Underwriting Agreement (the “Common Stock Underwriting Agreement”) with the Company providing for the public offering of shares of the Company’s Class A common stock, par value $0.10 per share (the “Common Stock,” and such offering, the “Common Stock Offering”), and that the Representatives propose to enter into an Underwriting Agreement (the “Units Underwriting Agreement”) with the Company providing for the offering of the Company’s tangible equity units, which under certain circumstances will convert into shares of the Common Stock (the “Underlying Securities,” and such offering, the “Units Offering”). The Common Stock Underwriting Agreement and the Units Underwriting Agreement are collectively referred to herein as the “Underwriting Agreements,” and the Common Stock Offering and the Units Offering are collectively referred to herein as the “Offerings.”

In recognition of the benefit that the Offerings will confer upon the undersigned as a stockholder and/or an officer and/or director of the Company, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agrees with each underwriter to be named in each Underwriting Agreement that, during a period of 60 days from the date of the applicable Underwriting Agreement, the undersigned will not, without the prior written consent of the Representatives, directly or indirectly, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of the Company’s Common Stock beneficially owned (as such term is used in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any securities convertible into or exchangeable or exercisable for Common Stock, whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition (collectively, the “Lock-Up Securities”), or file, or cause to be filed, any registration statement under the Securities Act of 1933, as amended, with respect to any of the foregoing or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequences of ownership of the Lock-Up Securities, whether any such swap or other agreement or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise; provided that the foregoing shall not prohibit the undersigned’s pledge of Lock-Up Securities as security for a loan or line of credit to the extent described under “Security Ownership of Management” in the Company’s Definitive Proxy Statement on Schedule 14A filed on December 20, 2013.

Notwithstanding the foregoing, nothing contained in this lock-up agreement shall prohibit the undersigned from effecting (1) any acquisition of shares of Common Stock, restricted or otherwise, stock options, stock units and performance shares from the Company pursuant to any existing employee benefit plans or director compensation plans of the Company that is described in the General Disclosure Package and the Prospectus, provided that in the case of this clause (1), (i) such shares of Common Stock shall be subject to the provisions of this lock-up agreement and (ii) no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership, shall be required or shall be voluntarily made, (2) any acquisition of shares of Common Stock issued by the Company by the undersigned upon the exercise of stock options outstanding on the date hereof or the vesting or conversion of restricted stock, stock units and performance shares outstanding on the date hereof (and any corresponding transfers of Common Stock to the Company, the proceeds of which will be used to cover the tax liability resulting from any such vesting) under existing employee benefit plans or director compensation plans of the Company that is described in the General Disclosure Package and the Prospectus, provided that in the case of this clause (2), (i) such shares of Common Stock shall be subject to the provisions of this lock-up agreement and (ii) no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership, shall be required or shall be voluntarily made, (3) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act, for the transfer of shares of Common Stock, provided that in the case of this clause (3), (i) such plan does not provide for the transfer of Common Stock during the lock-up period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by or on behalf of the undersigned or the Company regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of Common Stock may be made under such plan during the lock-up period, and (4) subject to the conditions in clauses (i), (ii) and (iii) below, a transfer of shares of Common Stock or options to purchase shares of Common Stock without the prior written consent of the Representatives, provided that, in the case of this clause (4), (A) each Representative receives a signed lock-up agreement for the balance of the lock-up period from each donee, trustee, distributee, or transferee, as the case may be, (B) such transfers are not required to be reported in any public report or filing with the Securities and Exchange Commission, or otherwise and (C) the undersigned does not otherwise voluntarily effect any public filing or report regarding such transfers:

(i) as a bona fide gift or gifts; or

(ii) to any trust, partnership or limited liability company the beneficiaries of which are exclusively the undersigned or a member of the immediate family of the undersigned, including grandchildren; or

(iii) which occurs by operation of law, such as the rules of intestate succession.

The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Lock-Up Securities except in compliance with the foregoing restrictions.

The undersigned understands that the Company and the Underwriters are relying upon this agreement in proceeding toward consummation of the Offerings. The undersigned further understands that this agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors and assigns.

Whether or not the Offerings actually occur depends on a number of factors, including market conditions. Any Offering will only be made pursuant to an Underwriting Agreement, the terms of which are subject to negotiation between the Company and the Underwriters.

Very truly yours,

(Name)

(Address)